Exhibit 99.1

QT Imaging Holdings Announces Results of 2026 Annual Stockholder Meeting

Novato, Calif. – July 28, 2026 - QT Imaging Holdings, Inc. (“QT Imaging” or the “Company”) (NASDAQ: QTI), a medical device company dedicated to transforming breast health management through innovative, radiation-free imaging technology, announced today that at the Annual Meeting of Company’s stockholders (the “Annual Meeting”) held on July 28, 2026, the Company’s stockholders voted to approve (i) the election of Professor Zeev Weiner and Bryan Timm as Class II directors to serve until the Company’s 2029 Annual Meeting of Stockholders or until their respective successors are elected and qualified, (ii) the appointment of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and (iii) an amendment to the Company’s 2024 Equity Incentive Plan to increase the number of shares authorized and reserved for issuance.
The Company plans to file the results of the Annual Meeting, as tabulated by an independent inspector of elections, on Form 8-K with the Securities and Exchange Commission today.
About QT Imaging Holdings, Inc.
QT imaging is a public medical device company engaged in the research, development, and commercialization of innovative imaging systems that use low-frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the Company’s website at www.qtimaging.com and follow us on LinkedIn.
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Investors
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Tirth Patel
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